UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities exchange act of 1934

Date of Report (Date of earliest event reported): March 17, 2014

McGRATH RENTCORP

(Exact name of registrant as specified in its Charter)

California

(State or other jurisdiction

of incorporation)

0-13292	94-2579843
(Commission File Number)	(I.R.S. Employer Identification No.)

5700 Las Positas Road, Livermore, CA 94551-7800

(Address of principal executive offices)

(925) 606-9200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 17, 2014, McGrath RentCorp (the “Company”) entered into an Amendment to the Note Purchase and Private Shelf Agreement (“Amendment”) with Prudential Investment Management, Inc. (“PIM”), The Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company (collectively with PIM, the “Purchasers”). The Amendment amended certain terms of the Note Purchase and Private Shelf Agreement, dated April 21, 2011 between the Company and the Purchasers (the “Agreement”).

Pursuant to the Amendment, among other things, (i) the issuance period for the senior notes (the “Shelf Notes”) to be issued and sold pursuant to the Agreement is extended until the earlier of March 17, 2017 or the termination of the issuance and sale of the Shelf Notes upon the 30 days’ prior notice of either PIM or the Company, and (ii) no fee would be payable with respect to the purchase and sale of any Shelf Notes if the closing of such purchase and sale occurs on or after March 17, 2014 and before September 17, 2014.

On March 17, 2014, the Company also issued and sold to the Purchasers a $40 million aggregate principal amount of its 3.68% Series B Senior Notes (the “Notes”) pursuant to the terms of the Agreement, as amended. The Notes are an unsecured obligation of the Company. The Notes bear interest at a rate of 3.68% per annum and mature on March 17, 2021. Interest on the Notes is payable semi-annually beginning on September 17, 2014 and continuing thereafter on March 17 and September 17 of each year until maturity. The Company may at any time prepay all or any portion of the Notes; provided that such portion is at least $5,000,000. In the event of a prepayment, the Company will pay an amount equal to 100% of the principal amount so prepaid, plus a make-whole amount. The full net proceeds from the Notes will be used for working capital and other general corporate purposes.

Pursuant to the terms of the Agreement, as amended, the Company has agreed to customary affirmative and negative covenants for as long as the Notes are outstanding, including, subject to certain exceptions and qualifications, among other things, (i) a minimum net worth; (ii) a maximum leverage ratio; and (iii) a minimum fixed charge coverage ratio.

The Notes are also subject to customary events of default, including without limitation, (i) failure to make payments on principal or premium, if any, upon maturity; (ii) failure to pay interest within five business days after the same becomes due and payable; (iii) breaches of certain covenants and agreements; (iv) cross default to payment defaults, including by reason of acceleration, on certain other indebtedness in excess of $10 million; (v) certain events of bankruptcy and insolvency, and (vi) failure to pay judgments in excess of $10 million within a specified period.

The foregoing descriptions of the Agreement, the Amendment and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Agreement (including the form of Shelf Note included therein), a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 21, 2011 and the Amendment, a copy of which is attached hereto as Exhibit 10.1, both of which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in “Item 1.01 Entry into a Material Definitive Agreement,” which is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment, dated as of March 17, 2014, to the Note Purchase and Private Shelf Agreement dated as of April 21, 2011 among the Company, Prudential Investment Management, Inc., The Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McGRATH RENTCORP

Dated: March 20, 2014

	By:	/s/ Keith E. Pratt
Keith E. Pratt

Senior Vice President and Chief Financial Officer

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